Exhibit 5.1

Hogan Lovells US LLP 1735 Market Street, Floor 23 Philadelphia, PA 19103 T +1 267 675 4600 F +1 267 675 4601 www.hoganlovells.com

August 20, 2024

Board of Directors

Beyond Air, Inc.

900 Stewart Avenue, Suite 301

Garden City, NY 11530

Ladies and Gentlemen:

We are acting as counsel to Beyond Air, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the resale, from time to time, by the selling stockholders listed in the Registration Statement of up to 1,724,019 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), comprised of (i) 333,843 shares (the “Warrant Shares”) of Common Stock issuable to the selling stockholders upon the exercise of warrants (the “Warrants”) issued to the selling stockholders pursuant to that certain Loan and Security Agreement, dated June 15, 2023, including the initial Supplement referenced therein (the “Supplement”), by and among the Company, the Company’s wholly owned subsidiary, Beyond Air Ltd., Avenue Capital Management II, L.P., as administrative agent and collateral agent, Avenue Venture Opportunities Fund, L.P., as a lender, and Avenue Venture Opportunities Fund II, L.P., as a lender, as amended by that certain First Amendment to Loan Documents, dated June 21, 2024 (as amended and together with the Supplement as amended, the “Loan and Security Agreement”); and (ii) 1,390,176 shares (the “Conversion Shares”) of Common Stock issuable to the selling stockholders upon conversion of up to $3,000,000 of the outstanding principal amount under the senior secured term loans issued by the Company pursuant to the Loan and Security Agreement, calculated by dividing such total aggregate convertible amount by 130% of the exercise price of certain of the Warrants as of the date of this prospectus (i.e., $1.66), or $2.158, each as described in the prospectus that forms a part of the Registration Statement (the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed, including the Loan and Security Agreement and the Warrants. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Berlin Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Shanghai FTZ. Business Service Centers: Johannesburg Louisville. For more information see www.hoganlovells.com

Beyond Air, Inc.	- 2 -	August 20, 2024

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:

(a)	the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, following (i) the exercise of the Warrants in accordance with their terms, (ii) the receipt by the Company of the exercise price for the Warrant Shares as specified in the applicable Warrants, and (iii) the issuance of the Warrant Shares thereunder, the Warrant Shares will be validly issued, fully paid, and nonassessable.

(b)	the Conversion Shares have been duly authorized by all necessary corporate action on the part of the Company and, following (i) the exercise of the Conversion Right in accordance with the terms of the Loan and Security Agreement, and (ii) the issuance of the Conversion Shares thereunder, the Conversion Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP